Exhibit 99.1

Contact:	Navjot Rai
Investor Relations & Corporate Communications
760-603-2331

ISIS PHARMACEUTICALS ADDS SKIP KLEIN TO BOARD OF DIRECTORS

Carlsbad, CA –December 15, 2005 - Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) announced today that Joseph “Skip” Klein, III has joined the Company’s Board of Directors. Mr. Klein is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. In addition to his investment advisory and financial consulting activities, Mr. Klein currently serves as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. As an active life sciences investor and industry analyst, Mr. Klein has over 15 years of experience finding and analyzing life sciences opportunities for mutual funds, investment banks and biopharmaceutical companies.

“We are very pleased to have Skip join our Board.  In addition to his in-depth knowledge and understanding of the life sciences sector, Skip’s financial and investing expertise in the biopharmaceutical industry should provide valuable insight as a member of our Board as we continue to implement our business strategy of balancing equity and corporate partnering to move our drugs and products forward,” said Stanley T. Crooke, M.D., Ph.D., Chairman and CEO of Isis Pharmaceuticals.

Mr. Klein’s extensive experience in the life sciences industry includes positions at venture capital firms, the private sector, and investment firms.  Mr. Klein was a venture partner at MPM Capital Management, LLC, one of the largest venture capital and public equity investors devoted exclusively to health care (September 2001 to September 2002). Mr. Klein also served as the Health Care Investment Analyst at Edgemont Asset Management, Inc. for The Kaufmann Fund, an aggressive growth company mutual fund. Responsible for investments across all sectors of the health care industry, Mr. Klein repositioned the portfolio away from health care services toward biotechnology, medical devices and health care information technology (June 1998 to June 1999).

For over nine years, Mr. Klein served as Vice President and Health Care Investment Analyst for T. Rowe Price Associates, Inc., an investment management firm, where he created, launched, and managed growth of the T. Rowe Price Health Sciences Fund from $2 million in assets in December 1995 to $290 million in assets upon departure in March 1998. Under his management, the Health Sciences Fund was the top performing health care fund in 1996, and third best performing of 18 funds monitored by Lipper Analytical from inception to December 31, 1997 (December 1988-March 1998).

Mr. Klein currently serves on the board of directors of BioMarin Pharmaceuticals, Inc., Clinical Data, Inc., and NPS Pharmaceuticals, Inc. as well as two private health care companies. Mr. Klein received a B.A. summa cum laude in economics from Yale University, where he was elected to Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business. Mr. Klein is a Chartered Financial Analyst and Chartered Financial Consultant.

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ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 12 antisense drugs in development to treat metabolic, cardiovascular, ocular and inflammatory diseases, and cancer.  In its Ibis division, Isis is developing and commercializing the TIGER biosensor system, a revolutionary system to identify infectious organisms.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of approximately 1,500 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis Pharmaceuticals and the Company’s business. Any statement describing Isis’ goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing, and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended September 30, 2005, which are on file with the SEC.  Copies of these and other documents are available from the Company.

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